Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Chubb INA Holdings LLC

Chubb Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Chubb INA Holdings LLC

Fees to Be Paid	Debt	4.650% Senior Notes due 2029	457(r)	$700,000,000	99.904%	$699,328,000	$0.00014760	$103,221(1)

Fees Previously Paid	—	—	—	—	—	—		—

Fees to Be Paid	Debt	5.000% Senior Notes due 2034	457(r)	$600,000,000	100.281%	$601,686,000	$0.00014760	$88,809(1)

Fees Previously Paid	—	—	—	—	—	—		—

Chubb Limited

Fees to Be Paid		Guarantees of 4.650% Senior Notes due 2029 (2)	457(n)

Fees Previously Paid	—	—	—	—	—	—		—

Fees to Be Paid		Guarantees of 5.000% Senior Notes due 2034 (2)	457(n)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,301,014,000		$192,030

	Total Fees Previously Paid							—

Total Fee Offsets

	Net Fee Due							$192,030

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.